EXHIBIT 99.1

CHAMPION
Todd Fry
Champion Industries
Second Quarter Conference Call
May 31, 2007
9:00 am CT

Conference Coordinator: Good day ladies and gentlemen and welcome to today's teleconference. At this time, all participants are in a listen-only mode. Later there will be an opportunity to ask questions during the Q&A session. Please note this call may be recorded.

I will now turn the call over to Marshall Reynolds. Please go ahead.

Marshall Reynolds: Thank you very much. Of course, it is certainly a pleasure to be with you folks this morning and talk to you a little bit about Champion Industries. We're extremely pleased and extremely happy with the direction that this company is going. I'm with Toney Adkins this morning who is our President and Chief Operating Officer, and Todd Fry who is Senior Vice President and Chief Financial Officer.

And I'm going to turn things over to Todd and let him talk about the financials a few moments.

Todd Fry: Okay, thank you Mr. Reynolds. It is a pleasure to be here this morning with the listeners and the investors of Champion Industries.
Once again, we are pleased to report strong results for the second quarter and the six months ended April 30, 2007. I'll briefly start by covering our second quarter results and then we'll move in and talk about some of the year to date information.

In terms of the second quarter, our net income was approximately 1.4 million or 14 cents a share, which I'm sure most of you read in our press release which came out last night. In terms of a percentage of return on sales, that was 4.1% of net income to sales, which is comparable to last year at 4.2% although down just slightly.

Our SG&A for the quarter, which we were very pleased with, was down by approximately $1 million and there is a combination of items that led to those reductions, but certainly a primary area was payroll and payroll-related costs. You know it goes back to our profit enhancement plan we've put in place to rationalize our entire cost structure.

The gross profit percentage was 30% for the quarter and it was very comparable to the prior year down slightly. And really, the reduction was the result of some absorption items on labor and overhead; we treat a lot of our plant labor as more of a fixed item because there is some quarter-to-quarter fluctuation. And so therefore, if you do have a drop in sales, you will have a little less absorption on your labor and overhead.

In relation to the sales, we did see a little bit of softness in the print sector, which appeared to be spread across several different divisions and certainly looked to be more related to lower purchases from existing accounts versus say a loss of accounts. In other words, we felt we pretty much held our account base in line and did add some new business during the quarter although some of the bigger items didn't begin until late in the quarter so we didn't see a full benefit there.

Our (POD) and mail center, which is reported through the print segment, did put on a large new TPA in the quarter, although once again I'd mention that that happened towards the end of the quarter so we didn't see a big bang during this quarter for that.

In terms of office products and furniture, we saw some relatively strong growth in the office products category and we like that type of growth because that's a consistent cash flow generated for the company and it tends to repeat month over month. And we did see a soft quarter year over year in relation to the contract furniture market, but we've mentioned several times in the last two quarters that we expect an improvement in contract furniture sales by the fourth quarter. And a lot of that is driven by the architects and the general contractors of the projects we work with and partner with.

Now I'd like to move into the six month financial results and there are a couple of key points I would like to stress to the listeners. First, net income as reported was basically flat year over year; both years rounded to about 2.7 million. However, when we carve out Hurricane Katrina and the associated insurance recoveries, net of additional expenses, we actually saw some pretty decent earnings growth year over year, a little over $100,000 or 4%. So core net income as defined in the press release, which is net income adjusted for insurance recoveries, net of expenses associated with Katrina, was 2,658,000 versus 2,548,000.

This was accomplished even though as we mentioned we had the drop in the contract furniture sales on a year to date basis and we do expect a rebound in that segment. More importantly, you know, once that comes back on line, we should see a more rationalization of the earnings in some of the ratios of the percent of sales.

In terms of the printing segment, we were down slightly in Q1 and as mentioned we were down in Q2 in the print sales and I mentioned before, we don't believe this is a loss of market share per se to competitors. You know the information we are receiving from a group we partner closely with, which is the PIAS, Printing Industries of the South, is - April was a soft quarter and unfortunately our April falls in our second quarter so it's usually a big month for us. So the sector appeared certainly in our geographic segment to have a little softness.

Now the reports we are getting from the sector as a whole is they are seeing some improved numbers in May and obviously we will be seeing our finalized numbers here in another week or so. But the sense was that there was some rebounding in talking with some of the people involved with those organizations this morning.

In addition to this end, we are actively working on numerous opportunities to assist in organic growth, which we believe to close in on, you know, in the reasonable near future. We've got nice new accounts that we think we have a reasonable shot of closing by, you know, mid to late summer.

Jump over to our balance sheet for a moment. It remains rock solid with - and based on our review of the industry as a whole, we continue to believe we have one of the most conservative (fortressed) balance sheets in the entire printing industry.

We are a company that continues to be proud of (old) line measures of financial help such as book value, tangible book value, working capital, current ratios, interest-bearing debt to equity, and conservative depreciation models in repair and maintenance levels. You don't hear those terms a lot anymore, but we continue to be proud that we manage those numbers very conservatively for the people that are on the ride for the long term with Champion Industries.

To this end, we've also put a lot of money in the company over the last several years. Roughly the last five years - this would be ended '06 - we've spent around 19 million in CAPEX and around 21 million in depreciation expense. So we pretty much spent most of our depreciation on CAPX. We've got our plants in a state of readiness that we think is probably equal to very few in the industry. We have pretty much reloaded our commercial (sheet) plants.

A few numbers to finalize on the balance sheet, our book value per share is 4.65, our tangible book is over $4 at 4.02. Our working capital is 27.2 million, and our interest-bearing debt to equity ratio is 12.6%.

So before I turn the call back over to Mr. Reynolds I'd like to recap a few points we highlighted in the press release. This was the second best second quarter in company history. It was the second best first six months in company history. It was the best six months in company history if we adjust for Hurricane Katrina and we announced the payment of our 57th consecutive quarterly dividend which will be paid in mid June.

We thank you and appreciate your continued support of the company.

Marshall Reynolds: Well, I guess we're ready for questions or what's our next step here guys?

Todd Fry: Yeah, Mr. Reynolds, I think if we don't have any more comments from you or Toney, you know the company would like to field any questions.
We haven't had a call at least since I've been CFO. The company may have had one years ago, but we kind of wanted to make this an opportunity for the shareholders to have an open forum with us. So we didn't want to get into a lot of detailed presentations, we wanted to focus on a brief financial overview and then open it up for questions and to field any comments or concerns any shareholders have.

So (Nathan) if you could open it up for questions, we'd appreciate that sir.

Conference Coordinator: Great, thank you very much. At this time if you would like to ask a question, please press the star and 1 now on your touchtone telephone. You may withdraw your question at any time by pressing the pound key. Once again, to ask a question, press the star and 1 now.

And it looks like our first question will come from the site of (Grant Hopkins). Your line is open.

(Grant Hopkins): Hi. Good morning gentlemen and a nice six months.

Todd Fry: Good morning.

(Grant Hopkins): Can you hear me okay?

Todd Fry: Yeah, we can hear you fine, (Grant).

(Grant Hopkins): I guess first talk about your - you know you talked about acquisitions. You said you had three that you took a close look at, and of those three are you still looking at those? What should we I guess interpret from your statement about acquisitions?

Marshall Reynolds: Well, I would think that - well, I'm sure that, you know, we have eliminated one of those three that Todd mentioned, but I would think that in all likelihood we probably will do two acquisitions this year. And you know it is important to grow through acquisitions when you can, but boy it's awful important to get them converted and into your culture very, very quickly. But yes, we are going to pursue that model.

(Grant Hopkins): Excellent. And are you trying to expand your geography or just services and client base?

Marshall Reynolds: We don't care. I mean we will - you know we are more interested in opportunities, and markets, and certainly we will expand geography when the opportunity is right. And you know the simple truth of the matter is the more acquisitions you do closer to where you already have existing facilities, the easier it is to pick up some synergy. So certainly, we are interested in both.

(Grant Hopkins): Okay, great. My next question relates to your sales growth. Are you more concentrated - I mean are there other opportunities where you can pursue sales but you are refusing those contracts because you are trying to hold your margins? Or what is the motivation I guess because you have held off margins?

Marshall Reynolds: Well, of course. You know there are only two ways to make money in this business, it's rate or volume. I mean there is only one or two. And you know an awful lot of folks in the printing business have - and you know everybody has at some time or another and some people do it all the time, you know compromise their rate to sacrifice for volume. You know you really get into a real tough squeeze.

And since we laid these plans out over a couple of years ago, I mean we are fighting desperately to expand gross sales margin and gross profit and we're making some pretty good headway as Todd's report would certainly indicate. So no, we don't plan to fall into that trap of sacrificing rate for volume.

(Grant Hopkins): Okay.

Todd Fry: Excuse me (Grant). I think we've mentioned before we don't want to be the low bidder.

(Grant Hopkins): Right.

Todd Fry: I mean certainly there will be opportunities to bid government work and things with margins well below our historical rates (that pop) the top line, but we've tried to preserve our equipment, as Marshall indicated, for the long-term recurring high margin business where the service, value, and quality means something.

(Grant Hopkins): Yeah, I mean it still continues to (unintelligible) the bottom line. I guess that's what matters.

Next - I mean the last quarter you mentioned you kind of expect office products to be flat for the year. If that holds true in this quarter - I know you expect future contracts to kind of come in by the end of the year.

Marshall Reynolds: Well I think what he's saying is, you know, these office furniture deals, these big contract deals, you know are big-ticket items. You know a half a million, $1 million, and $2 million at a pop.

(Grant Hopkins): Okay.

Marshall Reynolds: And we have the normal book that we have normally had, but you know there are some timing issues and we haven't had them fall in the first two quarters where - but you can't (bill them) until they are completed. So we look for this contract furniture business to catch up between now and the end of the year, which is October 31.

(Grant Hopkins): Okay. So I mean we might even see some third quarter - maybe the third quarter won't be as (unintelligible) as it historically has been.

Marshall Reynolds: Well, I think we are very optimistic about the third quarter. I mean we are going into the third quarter with some pretty good backlogs in the printing plant and some pretty good backlogs in contract furniture stuff. Whether it washes out in the third quarter or the fourth quarter, obviously some of it will hit into both of them. We are looking forward to a real positive year.

(Grant Hopkins): Well, that's great. I think that's the only question I have for now. I will go back into the queue. Thank you very much for your time.

Marshall Reynolds: Thank you.

Todd Fry: Thanks, (Grant).

Conference Coordinator: It looks like our next question comes from the site of (Michael Prowting). Please go ahead, sir.

(Michael Prowting): Yeah, good morning gentlemen.

Todd Fry: Good morning, (Michael).

(Michael Prowting): I just wanted to echo my thanks and appreciation for the conference call that you are hosting this morning.

I suppose a couple of questions. Firstly, the weakness that you are seeing on the print side, would you expect that to continue into the rest of the year or would you expect that to firm up? Any thoughts on that?

Marshall Reynolds: I'm going to let Toney Adkins, our President and Chief Operating Officer, answer your questions because this is something that he has been massaging every day and every week. So Toney would you accommodate this gentleman?

Toney Adkins: Well, we look for the printing to continue along. Yes, it was a little bit weaker in the first six months, but as we said earlier, we've looked to enhance the gross margin as we have gone.

There is volume out there and we're continuing to look into some new accounts and to go into some ancillary services that we can do now through the mail, the (POD), that's going to enhance that somewhat. And I think you will see more of a return starting in the third quarter. I look for the printing in the third quarter to continue to do well, to do better.

We've had - a lot of things are dependent upon the paper market and the paper market as such you've had since the first of the year on the uncoated free sheet there have been some price increases. There have been some consolidations with the paper companies with the biggest one being the Domtar (Wirehouser) merger and with (Nina) and (Fox Rivers). So most of these paper companies have been increasing their prices and that will generate down to increased sales dollars too.

(Michael Prowting): So you are able to pass those price increases along to your customers then.

Toney Adkins: Yeah. Yes, we pass them along. And the energy market has a lot to do with that too because, you know, the cost of energy has been going up and I think the paper companies are going to pass that along. And when they pass that along, we in turn pass it along.

(Michael Prowting): So going back to the new services, so you would expect to see traction from the mail as well as the print on demand services. Do you think we will start to see that in the third quarter then?

Toney Adkins: Yes.

(Michael Prowting): Okay.

Todd Fry: (Michael) an important of the print on demand is you have to remember the difference in the traditional model. That's more tied into mailing which is more of a service component of printing, so you don't - you know 100,000 in sales there is not the same as 100,000 in printing sales; it brings a lot more to the bottom line because you're not passing on the paper costs. So it's a little - you know it's a little bit - you know the bottom line number is accretive, but the top line number is a little different because of the type of - you know you are providing a service rather than...

(Michael Prowting): A product, yeah.

Todd Fry: A product, yeah.

(Michael Prowting): Sure.

Todd Fry: So it's a little different.

(Michael Prowting): So on the print side then, do you think - do you feel that you are losing market share as a result of your pricing discipline? Or do you think it's more that the overall market has just been a little bit soft here?

Marshall Reynolds: Well, no. Let me take a go at that one. You know when we look at the national printing markets, national printing markets are down slightly.

(Michael Prowting): Okay.

Marshall Reynolds: And no, we are not pricing ourselves out of the market.

(Michael Prowting): Yeah.

Marshall Reynolds: We are avoiding business and avoiding opportunities where traditionally it has been, you know, slashed up and the pricing has been beaten out of it. And you know that's one of the reasons, as Todd mentioned, that we're in this (POD) business and mailing business because we're looking at some higher gross margins. You know it's more about a service industry as opposed to a product industry.

But no, we're not losing market share at all. In fact, you know, we're pretty well - I would say we're holding our own in every division and moving forward in some and we'll be up overall for the year.

(Michael Prowting): Okay. All right, great. That's all the questions I had for right now.

Marshall Reynolds: Okay, thank you.

Todd Fry: Thank you.

Conference Coordinator: Okay and just as a reminder, if you'd like to ask a question, you can press the star and 1 now, and we will pause for one moment to allow anyone else to queue up.

Okay, it appears that we have no further questions. I will turn it back to you.

Marshall Reynolds: Well, Toney I'm going to let you wrap up for us today.

Toney Adkins: Well, we appreciate the questions and we appreciate all of the shareholders and those with interest in Champion Industries. We're always here; glad to answer any questions. If someone would want to call in, we'll try and do what we can.

We're proud of what we have done last year and so far this year for the first six months and we really look forward to these next six months. Myself, you know, I'm happy with the direction we're going. We feel like our plants are very efficient. We have a lot of confidence in our office supply and furniture divisions, and some times you feel like you have an engine that is hitting on all cylinders. And we're ready to continue with what we are doing and do what we do well and do it better. And I thank everyone for your interest and thanks.

END